Exhibit 99.1

FOR IMMEDIATE RELEASE
Michael J. Schall Chief Financial Officer (650) 849-1600	Mary C. Jensen Director of Investor Relations (650) 849-1656

Essex Announces Final Closing of Fund II Formation
Equity Commitments Total $265.9 Million

Palo Alto, California - September 27, 2004 - Essex Property Trust, Inc., (NYSE:ESS) a real estate investment trust (REIT) with apartment communities located in targeted West Coast markets, today announced the final closing of the Essex Apartment Value Fund, L.P. ("Fund II") formation.

Keith R. Guericke, Essex's President and Chief Executive Officer, stated, "Creating the Essex Apartment Value Fund as an alternative capital resource has been a strategic success for Essex and its investors. Testament to its success, seven of the nine Fund I investors, which includes Essex, are participating in Fund II." Mr. Guericke continued, "With an investment capacity of approximately $750 million, Fund II is well positioned to strategically acquire, renovate, develop and manage assets within Essex's targeted West Coast markets."

Fund II has eight institutional investors including Essex with combined equity commitments of $265.9 million. Essex has committed $75 million to Fund II, which represents a 28.2% interest as a general partner and limited partner. Fund II expects to utilize leverage of approximately 65% of the estimated value of the underlying real estate, allowing it to acquire or develop real estate valued at up to $750 million in its targeted West Coast markets. Consistent with Fund I, Essex will be compensated for its asset management, property management, development and redevelopment services and may receive incentive payments if Fund II exceeds certain financial return benchmarks.

Fund II will invest in multifamily properties located in the Company's targeted West Coast markets with an emphasis on investment opportunities in Seattle and the San Francisco Bay Area. The objective of Fund II is to add value by identifying and acquiring assets in markets with high rental growth potential and then using the Company's development, redevelopment and asset management capabilities to add value. Subject to specific exceptions, Fund II will be Essex's exclusive investment vehicle for new investments until October 31, 2006, or when the Fund's committed capital has been invested or committed for investments, whichever occurs first.

The securities of Fund II have been offered in a private placement to a limited number of sophisticated investors and have not been registered under the Securities Act of 1933 or under the securities laws of any state or other jurisdiction. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast communities. Essex currently has ownership interests in 125 multifamily properties (26,797 units), and has 826 units in various stages of development.

This press release has been filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed on the Company's Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Company's Investor Relations at (650) 494-3700.

Additional information about Essex can be found on the Company's web site at www.essexpropertytrust.com. If you would like to receive future press releases via e-mail-please send a request to investors@essexpropertytrust.com.

Forward looking statement - The statements which are not historical facts contained in this release such as the Company's beliefs and expectations regarding the Company's investment transactions, and investment focus, the Company's expectations as to its investment returns and the performance and success of Fund II, are forward looking statements that involve risks and uncertainties, which could cause actual results to be different than such forward looking statements including, but not limited to, unexpected decreases in the market demand for rental housing, unexpected increases in the supply of rental housing, the effect of changes in economic conditions, the impact of competition and competitive pricing, and other risks detailed in the Company's Securities and Exchange Commission filings. All forward-looking statements are made as of today, and the Company assumes no obligation to update this information. For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward- looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent Report on Form 10-Q for the period ending, June 30, 2004 and Form 10-K for the year ended December 31, 2003.

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